EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

To the Stockholders of
Swiss Natural Brands, Inc.
(formerly Swiss Natural Foods, Inc.)

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our report dated April 7, 1999, except for Note 13, as to which the date is August 18, 1999, and the last paragraph of
Note 1, as to which the date is October 1, 1999, on the financial statements of Swiss Natural Brands, Inc. (formerly Swiss Natural Foods, Inc.), which appear in such Prospectus. We also consent to the reference to our Firm under the captions "Experts" and "Summary of Financial Data" in such Prospectus.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 10, 1999